Exhibit 99

NEWS RELEASE

For more information, contact:

Steve Albright

Chief Financial Officer

(636) 733-1305

FOR IMMEDIATE DISTRIBUTION

Reliv International Reports Second-Quarter Financial Results for 2017

CHESTERFIELD, MO, August 11, 2017 – Reliv International, Inc. (NASDAQ:RELV), a maker of nutritional supplements that promote optimal health, today reported its financial results for the second quarter of 2017.

Reliv reported net sales of $10.0 million for the second quarter of 2017 compared with net sales of $11.1 million in the second quarter of 2016. Net sales in the United States decreased to $7.5 million in the second quarter of 2017 compared to $8.4 million in the prior-year quarter. Net sales in Reliv’s foreign markets decreased 5.2 percent in the second quarter of 2017 compared with the prior-year second quarter. Foreign sales increased by 2.8 percent when the impact of foreign currency fluctuation is removed as the result of a stronger U.S. dollar. An increase of 74.2 percent in net sales in Asia in the second quarter of 2017 was offset by a decline of 19.3 percent in net sales in Europe, along with decreases in other regions. Net sales in Europe declined by 9.5 percent when the impact of foreign currency fluctuation is removed.

Reliv reported a net loss for the second quarter of 2017 of $520,000 (loss per diluted share of $0.28) compared to a net loss of $988,000 (loss per diluted share of $0.54) in the second quarter of 2016. The loss per diluted share for the second quarter of 2016 has been adjusted for the one-for-seven reverse stock split that took effect on October 4, 2016. The loss from operations for the second quarter of 2017 was $508,000 compared to a loss from operations of $940,000 in the same period in 2016. Selling, general and administrative (“SGA”) expenses decreased from $5.5 million in the second quarter of 2016 to $4.6 million in the second quarter of 2017. The reduction in 2017 SGA expenses is the result of the continuing impact of a cost reduction program that took place in mid-2016.

Net sales for the first six months of 2017 were $22.8 million, which represents a 5.4 percent decrease from the same period in 2016. Net sales in the United States decreased by 4.8 percent and net sales in Reliv’s foreign markets decreased by 7.4 percent in the first half of 2017 compared with the first half of last year. Net sales in Reliv’s foreign markets increased by 0.7 percent during the first six months of 2017 when the impact of foreign currency fluctuation is removed.

Reliv reported net income of $4,000, or $0.00 per diluted share in the first six months of 2017, compared to a net loss of $1.0 million or $0.56 per diluted share in the same period of 2016.

Reliv recently held its International Distributor Conference in suburban Chicago, Illinois where the theme of this year’s conference was “Fit for Life.” In addition to workshops and panel discussions focused on how to build a home-based Reliv business, the conference highlighted the Fit3TM product line and program in helping people achieve a healthy and active lifestyle. Launched in February 2017, the Fit3 program consists of three principal components: nutrition coaching, exercise coaching, and three new Fit3 products: Active, Burn and Purify.

Reliv also announced enhancements to its Director Program to include distributor earnings from wholesale and retail sales in qualifying for the various director levels, from Key Director up through Presidential Director. “We believe it’s important to recognize all of the activity of the leaders that are developing a strong Customer, Preferred Customer, and Retail Distributor base,” said Ryan Montgomery, President. “Distributors conduct their business in different ways, and whether it’s done in a traditional person-to-person setting or via an internet platform, such as our personalized distributor websites, it’s critical to recognize that performance.”

Reliv had cash and cash equivalents of $3.4 million as of June 30, 2017, compared to $3.6 million as of December 31, 2016. Net cash generated from operating activities was $339,000 in the first half of 2017.

As of June 30, 2017, Reliv had 35,110 distributors and preferred customers – a decrease of 17.4 percent from June 30, 2016 – of which 3,730 are Master Affiliate level and above. The number of Master Affiliates decreased by 29.8 percent compared to the year-ago total. Master Affiliate is the level at which distributors are eligible to earn generation royalties. The decrease in the number of Master Affiliates in the U.S. and Canada was due in part to the increase in the business volume requirement for distributors to reach the Master Affiliate level. This change was effective February 1, 2016 as part of our revised compensation plan strategy and affected Master Affiliate requalifications during the first quarter of 2017.

About Reliv International, Inc.

Reliv International, based in Chesterfield, MO, produces nutritional supplements that promote optimal nutrition. Reliv supplements address essential nutrition, fitness and weight loss and targeted solutions. Reliv is the exclusive provider of LunaRich® products, which optimize levels of lunasin, a soy peptide that works at the epigenetic level to promote optimal health. The company sells its products through an international network marketing system of independent distributors in 15 countries. Learn more about Reliv at reliv.com, or on Facebook, Twitter or Instagram.

Statements made in this news release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or similar expressions. Factors that could cause actual results to differ are identified in the public filings made by Reliv with the Securities and Exchange Commission. More information on factors that could affect Reliv’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available on the Company’s web site, reliv.com.

--FINANCIAL HIGHLIGHTS FOLLOW –

Reliv International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	June 30	December 31
	2017	2016
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$3,448,928	$3,606,817
Accounts receivable, less allowances of
$26,300 in 2017 and $26,700 in 2016	91,292	126,113
Accounts and note due from employees and distributors	137,253	139,931
Inventories	4,430,941	4,487,830
Other current assets	850,973	571,377

Total current assets	8,959,387	8,932,068

Other assets	7,610,318	7,679,357
Net property, plant and equipment	5,937,119	5,854,302

Total Assets	$22,506,824	$22,465,727

Liabilities and Stockholders' Equity

Accounts payable and accrued expenses	$4,359,198	$4,234,305
Current portion of long-term debt	324,960	389,096
Long-term debt - noncurrent	2,355,861	2,518,341
Other noncurrent liabilities	440,983	409,813
Stockholders' equity	15,025,822	14,914,172

Total Liabilities and Stockholders' Equity	$22,506,824	$22,465,727

Consolidated Statements of Operations

	Three months ended June 30		Six months ended June 30
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product sales	$9,258,809	$10,166,478	$21,093,925	$22,209,039
Handling & freight income	747,819	886,844	1,690,485	1,880,733

Net Sales	10,006,628	11,053,322	22,784,410	24,089,772

Costs and expenses:
Cost of products sold	2,328,452	2,530,771	5,163,977	5,514,875
Distributor royalties and commissions	3,554,773	3,921,005	8,053,326	8,545,380
Selling, general and administrative	4,631,860	5,541,328	9,558,139	11,150,596

Total Costs and Expenses	10,515,085	11,993,104	22,775,442	25,210,851

Income (loss) from operations	(508,457)	(939,782)	8,968	(1,121,079)

Other income (expense):
Interest income	25,827	27,133	51,353	54,490
Interest expense	(27,448)	(26,778)	(52,289)	(53,179)
Other income	12,413	71,263	45,096	184,944

Income (loss) before income taxes	(497,665)	(868,164)	53,128	(934,824)
Provision for income taxes	22,000	120,000	49,000	97,000

Net income (loss)	($519,665)	($988,164)	$4,128	($1,031,824)

Earnings (loss) per common share - Basic	($0.28)	($0.54)	$0.00	($0.56)
Weighted average shares	1,845,000	1,846,000	1,845,000	1,846,000

Earnings (loss) per common share - Diluted	($0.28)	($0.54)	$0.00	($0.56)
Weighted average shares	1,845,000	1,846,000	1,846,000	1,846,000

Reliv International, Inc. and Subsidiaries

Net sales by Market

(in thousands)

	Three months ended June 30,				Change from
	2017		2016		prior year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$7,450	74.4%	$8,356	75.6%	$(906)	-10.8%
Australia/New Zealand	227	2.3%	286	2.6%	(59)	-20.6%
Canada	217	2.2%	242	2.2%	(25)	-10.3%
Mexico	89	0.9%	137	1.2%	(48)	-35.0%
Europe	1,308	13.1%	1,621	14.7%	(313)	-19.3%
Asia	716	7.1%	411	3.7%	305	74.2%

Consolidated Total	$10,007	100.0%	$11,053	100.0%	$(1,046)	-9.5%

Net sales by Market

(in thousands)

	Six months ended June 30,				Change from
	2017		2016		prior year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$17,709	77.7%	$18,610	77.3%	$(901)	-4.8%
Australia/New Zealand	486	2.1%	584	2.4%	(98)	-16.8%
Canada	481	2.1%	549	2.3%	(68)	-12.4%
Mexico	247	1.1%	300	1.2%	(53)	-17.7%
Europe	2,508	11.0%	3,177	13.2%	(669)	-21.1%
Asia	1,353	6.0%	870	3.6%	483	55.5%

Consolidated Total	$22,784	100.0%	$24,090	100.0%	$(1,306)	-5.4%

The following table sets forth, as of June 30, 2017 and 2016, the number of our Active Distributors/Preferred Customers and Master Affiliates and above.  The total number of active distributors includes Master Affiliates and above. We define an active distributor as one that enrolls as a distributor or renews his or her distributorship during the prior twelve months.  Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliate groups in their downline organization.  In February 2016, we introduced a formal Preferred Customer program in the United States and Canada.  As a result, we are including Preferred Customers as part of our Active Distributor count.  Preferred Customer programs were previously in place in Europe and other foreign markets.   Preferred Customers represent approximately 4,960 and 4,490 of the Active Distributor count as of June 30, 2017 and 2016, respectively.

Active Distributors/Preferred Customers and Master Affiliates and Above by Market

	As of 6/30/2017		As of 6/30/2016		Change in %
	Active Distributors and Preferred Customers	Master Affiliates and Above	Active Distributors and Preferred Customers	Master Affiliates and Above	Active Distributors and Preferred Customers	Master Affiliates and Above

United States	24,670	2,690	30,080	4,110	-18.0%	-34.5%
Australia/New Zealand	1,240	110	1,660	130	-25.3%	-15.4%
Canada	740	90	970	150	-23.7%	-40.0%
Mexico	770	60	1,130	90	-31.9%	-33.3%
Europe	4,130	430	5,630	510	-26.6%	-15.7%
Asia	3,560	350	3,030	320	17.5%	9.4%

Consolidated Total	35,110	3,730	42,500	5,310	-17.4%	-29.8%